EXHIBIT (a)(5)(H)

                                                  NOVARTIS INTERNATIONAL AG
[NOVARTIS LOGO]                                   Novartis Global Communications
                                                  CH-4002 Basel
                                                  Switzerland
                                                  http://www.novartis.com



            Nehl Horton                           Kurt Leidner
            Novartis Global Media Relations       Sandoz Communications
            +41 61 324 5749 (direct)              +43 1 260 68 9611 (direct)
            +41 79 593 4291 (mobile)              +43 1 260 680 (main)
            nehl.horton@novartis.com              kurt.leidner@sandoz.com


NOVARTIS RECEIVES US REGULATORY APPROVAL FOR COMPLETION OF EON LABS ACQUISITION

BASEL, JULY 19, 2005 - Novartis announced today that the U.S. Federal Trade Commission has accepted a Consent Decree for public comment and granted early termination of the applicable Hart-Scott-Rodino waiting period, thereby permitting Novartis to complete the acquisition of Eon Labs, Inc. (NASDAQ:
ELAB). Novartis has now received all regulatory approvals necessary to complete its acquisition of Eon Labs.

The product divestitures required by the Consent Decree are not material to Novartis. Pursuant to the Consent Decree, Novartis will divest three generic pharmaceutical products, Desipramine HCl, Orphenadrine Citrate ER and Rifampin, the aggregate sales of which were approximately $5 million in 2004, to Amide Pharmaceutical, Inc. of Little Falls, New Jersey.

Accordingly, as previously disclosed, the cash tender offer by Zodnas Acquisition Corp., an indirect wholly owned subsidiary of Novartis, to acquire all of the outstanding public shares of Eon Labs for USD 31.00 per share, will expire at 5:30 pm New York City time on July 20, 2005. The purchase by Novartis of the 67.7 percent stake in Eon Labs held by Santo Holding (Deutschland) GmbH, Eon Labs' majority shareholder, will be completed shortly following the expiration of the tender offer.

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "will", or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward looking

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statement is based. Forward-looking statements made in connection with a tender offer are not subject to the "safe harbor" provided for in the Private Securities Litigation Reform Act of 1995.

SECURITYHOLDERS OF EON LABS ARE URGED TO READ THE TENDER OFFER STATEMENT, LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATING TO THE TENDER OFFER, INCLUDING ALL AMENDMENTS TO THE SCHEDULE 14D-9, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER AND THEIR RIGHTS TO WITHDRAW TENDERED SHARES. SECURITYHOLDERS CAN OBTAIN A COPY OF THE TENDER OFFER STATEMENT, LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS FREE OF CHARGE AT THE SEC'S INTERNET SITE (http://www.sec.gov) OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS INC., BY CALLING (877) 278-4774 (CALL TOLL-FREE). WE URGE EON LABS SECURITYHOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER.


ABOUT NOVARTIS
Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group's businesses achieved sales of USD 28.2 billion and a pro forma net income of USD 5.6 billion. The Group invested approximately USD
4.2 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 81,400 people and operate in over 140 countries around the world. Further information is available at www.novartis.com.

Sandoz, a Novartis company, is a world leader in generic pharmaceuticals and develops, manufactures and markets these medicines as well as pharmaceutical and biopharmaceutical active ingredients. Being a Retail Generics company, Sandoz also operates a Business Unit with specific strategic focus - Anti-Infectives. In 2004, Sandoz employed around 13,400 people worldwide and posted sales of USD
3.0 billion.

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CONTACTS

NEHL HORTON
Novartis Global Media Relations
+41 61 324 5749 (direct)
+41 61 324 2200 (main)
john.gilardi@novartis.com

KURT LEIDNER
Sandoz Communications
+43 1 260 68 9611 (direct)
+43 1 260 680 (main)
kurt.leidner@sandoz.com


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